Exhibit 99.1

Execution Version

DOCKET NO. 47675

JOINT REPORT AND APPLICATION OF ONCOR ELECTRIC DELIVERY COMPANY LLC AND SEMPRA ENERGY FOR REGULATORY APPROVALS PURSUANT TO PURA §§ 14.101, 39.262, AND 39.915	§ § § § § § §	BEFORE THE PUBLIC UTILITY COMMISSION OF TEXAS

STIPULATION

TO THE HONORABLE PUBLIC UTILITY COMMISSION OF TEXAS:

As of December 12, 2017, Oncor Electric Delivery Company LLC (“Oncor”), Sempra Energy (“Sempra”), and certain parties to this docket have reached a settlement concerning the Joint Report and Application of Oncor Electric Delivery Company LLC and Sempra Energy for Regulatory Approvals Pursuant to PURA §§ 14.101, 39.262, and 39.915 filed in this proceeding. Based upon that settlement, the following parties joined in this comprehensive and unopposed Stipulation (“Stipulation”) regarding all issues in this docket: Oncor, Sempra, the Staff of the Public Utility Commission of Texas (“Commission”), the Office of the Public Utility Counsel (“OPC”), Steering Committee of Cities Served by Oncor (“Cities”), Texas Industrial Energy Consumers (“TIEC”) (Commission Staff, OPC, Cities, and TIEC collectively, the “Original Signatories”), and any other parties who may subsequently become signatories to this Stipulation (hereinafter collectively referred to as “Signatories”). The Signatories agree that a negotiated resolution of this proceeding on the basis set forth in this Stipulation is in the public interest, will conserve the parties’ and the public’s resources, and eliminate controversy. Accordingly, the Signatories request approval of this Stipulation by the Commission and entry of an order (including findings of fact and conclusions of law) as set out in Attachment 1 hereto.

I.

This Stipulation has been drafted by all Signatories and is the result of negotiation, compromise, settlement and accommodation. The Signatories agreed that the terms and conditions are interdependent. If the Commission does not accept this Stipulation as presented, or issues an order inconsistent with the terms of this Stipulation or the Proposed Order, the Signatories agree that any Signatory adversely affected by the alteration has the right to withdraw from this Stipulation, thereby becoming released from its obligations arising hereunder, and to proceed as otherwise permitted by law to exercise all rights available under the law.

This Stipulation is binding on each of the Signatories only for the purpose of resolving the issues as set forth herein and for no other purpose.

By this Stipulation, the Signatories resolve all issues among them related to this proceeding and hereby stipulate and agree as follows and request that the Commission enter the proposed final Order attached hereto as Attachment 1 that reflects the following:

A.	Transaction:

1.	In the Joint Report and Application filed in this docket, Applicants seek Commission approval for Sempra to acquire the approximately 80.03 percent interest in Oncor (“Transaction”) indirectly held by Energy Future Holdings Corp. (“EFH”). At a future date, Sempra may acquire the 19.75 percent interest held by Texas Transmission Investment LLC (the “Minority Member”) and the 0.22 percent interest held by Oncor Management Investment LLC (“OMI”). Prior to Sempra acquiring the Minority Member’s interests, Sempra must receive Commission approval of the transaction, and the Signatories agree the terms set forth in Sections I.B – J of this Stipulation shall apply to both the approximately 80.03 percent and the 19.75 percent interest. None of the rights afforded the Minority Member in the Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company, dated November 5, 2008, as amended by that certain Amendment No. 1 to Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated February 18, 2009, and that certain Amendment No. 2 to Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated July 27, 2015 (as amended, the “Oncor LLC Agreement”) will be changed or revised as a result of the Stipulation or the amendments to be proposed to the Oncor LLC Agreement. The Oncor LLC Agreement will not be amended prior to closing. The Signatories agree that the substantial benefits of Sempra’s acquisition of EFH’s approximately 80.03 percent interest in Oncor, many of which are described in this Stipulation, demonstrate that Sempra has addressed all issues in the preliminary order to the satisfaction of the Signatories, the Transaction is in the public interest and should be approved.

2.	The Signatories agree that, based on requirements of this Stipulation, the Transaction is in the public interest in accordance with PURA §§ 39.262(l)-(m) and 39.915. The Signatories specifically agree that the Transaction will not adversely affect Oncor’s reliability of service, availability of service, or cost of service.

3.	The Signatories also agree that, based on the requirements of this Stipulation, the Transaction is in the public interest in accordance with PURA § 14.101. The Signatories specifically agree that the Transaction will not (a) result in the transfer of jobs to workers outside of Texas, (b) adversely affect the health or safety of the utility’s customers or employees, or (c) result in a decline in service. The Signatories also agree that the Transaction will result in no Oncor property or other assets being sold, transferred, or otherwise affected.

B.	Board:

1.	Separate Boards. The Signatories agree that at closing and thereafter, Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”) and Oncor will have separate boards of directors that will not include any employees of Sempra competitive affiliates in Texas, any members from the boards of directors of Sempra’s competitive affiliates in Texas, or any individuals with direct responsibility for the management or strategies of such competitive affiliates.

2.	Independent Board. Upon the consummation of the Transaction, the Signatories agree that Oncor will have a board of directors comprised of thirteen (13) directors, and Oncor Holdings will have a board of directors comprised of ten (10) directors. A majority of the Oncor Holdings’ board members and Oncor’s board members will qualify as “independent” in all material respects in accordance with the rules and regulations of the New York Stock Exchange (“NYSE”) (which are set forth in Section 303A of the NYSE Listed Company Manual) from Sempra and its subsidiaries or affiliated entities and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, and also have no material relationship with Sempra or its subsidiaries or affiliated entities or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, currently or within the previous ten years (the “Disinterested Directors”).

a.	Except as indicated in B.2.h., the Oncor Board shall have seven (7) Disinterested Directors, two (2) directors who will be current and/or former officers of Oncor (the “Oncor Officer Directors”) (who, following consummation of the Transaction, will be Robert S. Shapard and E. Allen Nye, Jr.), two (2) directors who will be designated by Sempra, and two (2) directors who will be designated by the Minority Member (as that term is defined in the Oncor LLC Agreement). In order to be eligible as an Oncor Officer Director, a current and/or former officer of Oncor cannot have worked for Sempra and its subsidiaries or affiliated entities (excluding Oncor or Oncor Holdings if the employee is or has been an employee of Oncor) or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings at any time in the ten years previous to that officer being employed by Oncor. This definition will continue for ten years after the date of closing the Transaction. Oncor Holdings, at the direction of the member of Oncor Holdings, shall have the right to nominate and/or seek the removal of the Oncor Officer Directors, with such nomination and/or removal subject to approval by a majority vote of the Oncor Board.

b.	The Oncor Holdings Board shall have six (6) Disinterested Directors, two (2) directors who will be current and/or former officers of Oncor Holdings (the “Oncor Holdings Officer Directors”) (who, following consummation of the Transaction, will be Robert S. Shapard and E. Allen Nye, Jr.), and two (2) directors who will be designated by Sempra. In order to be eligible as an Oncor Holdings Officer Director, a current and/or former officer of Oncor cannot have worked for Sempra and its subsidiaries or affiliated entities (excluding Oncor or Oncor Holdings if the employee is or has been an employee of Oncor) or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings at any time in the ten years previous to that officer being employed by Oncor. This definition will continue for ten years after the date of closing the Transaction. The member of Oncor Holdings shall have the right to nominate and/or seek the removal of the Oncor Holdings Officer Directors, with such nomination and/or removal subject to approval by a majority vote of the Oncor Holdings Board.

c.	The current Disinterested Directors for Oncor and Oncor Holdings will continue to serve, if willing and able, for three years from the closing of the Sempra transaction. Thereafter, two of these Disinterested Directors will roll off the Boards every two years. The Nominating Committee of Oncor Holdings shall determine the order of the departure of these directors and that order will be designed to move toward a mandatory retirement age of 75 years that will apply to new Disinterested Directors. The Nominating Committee’s determination must be approved by a majority of the Disinterested Directors on the Oncor Holdings’ Board. Each new Disinterested Director shall have a term of four (4) years and the appointment of such directors will be consistent with the mandatory retirement age. To the extent that either (i) one of the current Disinterested Directors and/or (ii) any new Disinterested Director is removed, retires, or is otherwise unwilling or unable to serve, a replacement new Disinterested Director will be chosen by the Nominating Committee of Oncor Holdings and subject to approval by a majority vote of the remaining Disinterested Directors of Oncor Holdings. Each Disinterested Director’s term may be renewed for only one additional term of four (4) years.

d.	Oncor Holdings shall have a Nominating Committee composed entirely of Disinterested Directors who are also Disinterested Directors on the Oncor Board. That Nominating Committee shall have sole responsibility for the nomination, renewal of a term, removal or replacement of any Disinterested Director for Oncor Holdings and Oncor. Any such action by the Nominating Committee shall be approved by a majority vote of the Disinterested Directors of Oncor Holdings.

e.

The duties of the board members of Oncor Holdings and Oncor will be to act in the best interests of Oncor consistent with the approved ring-fence and Delaware Law. The approved ring-fence shall include, without limitation: (i) the final order entered in this Docket No. 47675 including the provisions of this

Stipulation adopted in such final order; and (ii) the Oncor LLC Agreement and the Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Holdings Company, dated November 5, 2008 (as amended, “Oncor Holdings LLC Agreement”) currently in place with the proposed amendments to those LLC Agreements to reflect this Stipulation and the final order entered in this Docket No. 47675. The Oncor Holdings LLC Agreement will not be amended prior to closing.

f.	Any change to the size, composition, structure or rights of the boards listed in this Stipulation must first be approved by the Commission.

g.	The two directors to be designated by Sempra are intended to represent the approximately 80.03 percent indirect interest in Oncor that it proposes to acquire from EFH. To the extent that at some point Sempra chooses to sell or transfer all or any portion of the 80.03 percent interest, the size of the Oncor and Oncor Holdings Boards shall not be increased and Sempra and any new owners will determine how they will allocate the two board seats to which they will be entitled.

h.	Unless otherwise ordered by the Commission, to the extent that Sempra acquires the Minority Member’s interests in Oncor, the two board positions that the Minority Member was entitled to designate shall be eliminated and the number of directors sitting on the Oncor Board shall be reduced by those two positions.

3.	Independence of Board. The Signatories agree that Oncor Holdings’ and Oncor’s Boards cannot be overruled by the board of Sempra or any of its subsidiaries on dividend policy, the issuance of dividends or other distributions (except for contractual tax payments), debt issuance, capital expenditures, operation and maintenance expenditures, management and service fees, and appointment or removal of board members, provided that such actions may also require the additional approval of Oncor Holdings’ Board.

a.	The appointment or removal of the Chief Executive Officer of Oncor and the Chief Financial Officer of Oncor shall require a majority vote of Oncor board of directors, which vote must include the unanimous vote of the Sempra directors.

b.	The Oncor Board shall have sole responsibility to set the compensation and benefits for all directors and officers of the Company in the manner prescribed by the Board. Compensation and benefits for all Oncor officers, directors, and employees shall in no manner be tied to, reflect, and/or be related to the financial performance of Sempra, any Sempra Affiliates (excluding Oncor), or any direct or indirect owner of Oncor, or the performance of the stock or businesses of Sempra, any Sempra Affiliates, or any direct or indirect owner of Oncor, other than Oncor.

c.	Neither Oncor Holdings nor Oncor nor any of their subsidiaries may without the prior written consent of Sempra: (1) enter into or authorize any material transactions with a third party outside the ordinary course of business nor enter into any contract, or other similar agreement to effectuate such material transactions; or (2) institute an Oncor bankruptcy filing.

d.	A majority of the Disinterested Directors of Oncor must approve an annual budget or any multi-year budget if the aggregate amount of such capital expenditures in such budget is more than a 10% decrease or increase from the capital expenditure budget for the immediately prior fiscal year or multi-year period, as applicable. For five years following the close of the Transaction, if the annual or multi-year capital expenditure budget is more than a 10% decrease or increase from the immediately prior fiscal year or multi-year period, as applicable, Oncor shall file a report providing the reasons for the variance consistent with section J(3) of this Stipulation.

e.	A majority of the Disinterested Directors of Oncor must approve an annual budget or any multi-year budget if the aggregate amount of such operating and maintenance expenditures in such budget is more than a 10% decrease or increase from the operating and maintenance budget for the immediately prior fiscal year or multi-year period, as applicable.

C.	Dividends:

1.	Oncor Board’s Right to Determine Dividends. The Signatories agree that the Oncor Board, comprised of a majority of Disinterested Directors, will have the sole right to determine dividends or other distributions, except for contractual tax payments.

a.	Any amendments or changes to the Dividend Policy must be approved by a majority vote of the Disinterested Directors.

b.	The Disinterested Directors, acting by majority vote, shall have the authority to prevent Oncor or Oncor Holdings from making any dividend or other distributions, except for contractual tax payments, if they determine that it is in the best interest of Oncor to retain such amounts to meet expected future requirements of Oncor (including continuing compliance with the debt-to-equity ratio described in Section D.5). Additionally, Sempra agrees that neither Sempra nor any of its affiliates will issue stock or ownership interest that supersede the foregoing obligations of Oncor or Oncor Holdings.

2.	Oncor Credit Ratings and Dividends. To eliminate concerns regarding a negative impact on Oncor resulting from Sempra’s acquisition of Oncor, and in lieu of providing specifics regarding acquisition funding, the Signatories agree to the following:

a.	Sempra will ensure that, as of the closing of the Transaction, Oncor’s credit ratings at all three major ratings agencies (Standard & Poor’s, Moody’s Investor Service, or Fitch Ratings) will be at or above Oncor’s credit ratings as of June 30, 2017; and

b.	If the credit rating by any one of the three major ratings agencies (Standard & Poor’s, Moody’s Investor Service, or Fitch Ratings) fall below BBB (Baa2) for Oncor senior secured debt, then Oncor will suspend payment of dividends or other distributions, except for contractual tax payments, until otherwise allowed by the Commission. Additionally, Sempra agrees that neither Sempra nor any of its affiliates will issue stock or ownership interest that supersede the foregoing obligations of Oncor. Oncor shall notify the Commission if either Sempra’s or Oncor’s credit issuer/corporate rating as rated by any of Standard & Poor’s, Moody’s Investor Service, or Fitch Ratings agencies falls below its then current level.

D.	Debt:

1.	Existing Legacy Debt and Liabilities. The Signatories agree that Sempra will extinguish all debt that resides above Oncor at EFIH and EFH, reducing it to zero immediately following the closing of the Transaction and maintaining it at zero going forward.

2.	No Debt Disproportionally Dependent on Oncor. The Signatories agree that without prior approval of the Commission, neither Sempra nor any affiliate of Sempra (excluding Oncor) will incur, guaranty, or pledge assets in respect of any incremental new debt at the closing or thereafter that is dependent on: (1) the revenues of Oncor in more than a proportionate degree than the other revenues of Sempra; or (2) the stock of Oncor.

3.	No Transaction-Related Debt at Oncor or Oncor Holdings. The Signatories agree that neither Oncor nor Oncor Holdings will incur, guaranty, or pledge assets in respect of any incremental new debt related to financing the Transaction at the closing or thereafter. Oncor’s financial integrity will be protected from the separate operations of Sempra’s and affiliates of Sempra, including but not limited to Sempra’s affiliated retail electric provider (“REP”) or generation company, if any.

4.	Cross-Default Provisions, Financial Covenants or Rating Agency Triggers. The Signatories agree that neither Oncor nor Oncor Holdings will include in any of their debt or credit agreements cross-default provisions between Oncor’s and Oncor Holdings’ securities and the securities of Sempra or any of its affiliates or subsidiaries (excluding Oncor), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings. Oncor and Oncor Holdings will not include in their debt or credit agreements any financial covenants or rating agency triggers related to Sempra or any other Sempra affiliate, or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings.

5.	Debt-to-Equity Ratio. The Signatories agree that Oncor’s debt-to-equity ratio (as determined by the Commission) shall at all times remain in compliance with the debt-to-equity ratio established from time to time by the Commission for ratemaking purposes. Oncor will make no payment of dividends or other distributions, except for contractual tax payments, where such dividends or other distributions would cause Oncor to be out of compliance with the Commission-approved debt-to-equity ratio. Additionally, Sempra agrees that neither Sempra nor any of its affiliates will issue stock or ownership interest that supersede the foregoing obligations of Oncor.

6.	No Inter-Company Debt. The Signatories agree that neither Oncor nor Oncor Holdings will enter into any inter-company debt transactions with Sempra affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, following consummation of the Transaction.

7.	No Inter-Company Lending. The Signatories agree that neither Oncor nor Oncor Holdings will lend money to or borrow money from Sempra or Sempra’s affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings.

8.	Credit Facility. The Signatories agree that neither Oncor nor Oncor Holdings will share credit facilities with Sempra or Sempra’s affiliates (other than Oncor subsidiaries), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings.

9.	No Pledging of Assets/Stock. The Signatories agree that Oncor’s assets or stock shall not be pledged by Oncor Holdings, Sempra or any Sempra affiliate, or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, for any entity other than Oncor.

10.	No Recovery of Affiliate REP Bad Debt. The Signatories agree that for so long as any Sempra REP is affiliated with Oncor, Oncor will not seek to recover from its customers any costs incurred as a result of a bankruptcy of any Sempra REP.

11.	Credit Rating Registration. The Signatories agree that Oncor will, except as otherwise approved by the Commission, be registered with major nationally and internationally recognized bond rating agencies, including Standard & Poor’s, Moody’s Investor Service, and Fitch Ratings. Oncor’s ratings shall reflect the ring-fence provision contemplated herein in order to provide Oncor with a stand-alone (non-linked) credit rating.

12.	Stand-Alone Credit Rating. Except as may be otherwise ordered by the Commission, Sempra shall take the actions necessary to ensure the existence of an Oncor stand-alone credit rating.

E.	Bankruptcy Liabilities:

1.	Bankruptcy Expenses and Liabilities. The Signatories agree that Oncor will not seek recovery in rates of any expenses or liabilities related to EFH’s bankruptcy. The Signatories further agree that Oncor will not seek recovery in rates of amounts resulting from any: (1) tax liabilities resulting from the spin-off of Texas Competitive Electric Holdings Company LLC; (2) asbestos claims relating to non-Oncor operations of or under EFH; or (3) make-whole claims by creditors of EFH or EFIH set forth in the EFH and EFIH Plan of Reorganization. Oncor’s customers will not be required to pay for these items. Sempra will file with the Commission within thirty (30) days of closing a plan that provides for the extinguishment of liabilities as they arise from EFH and EFIH for items (1), (2), and (3) stated in this paragraph, which protects Oncor from any harm.

F.	Non-Consolidation:

1.	Non-Consolidation Legal Opinion. The Signatories agree that Sempra will obtain a non-consolidation legal opinion that provides that, in the event of a bankruptcy of Sempra or any affiliate of Sempra, a bankruptcy court would not consolidate the assets and liabilities of Oncor with Sempra or any affiliate of Sempra.

G.	CAPEX:

1.	Capital Expenditure. The Signatories agree that Oncor shall make minimum capital expenditures equal to a budget of at least $7.5 billion over the five-year period beginning January 1, 2018, and ending December 31, 2022, subject to the following adjustments to the extent reported to the Commission in Oncor’s earnings monitor report: Oncor may reduce capital spending due to conditions not under Oncor’s control, including, without limitation, siting delays, cancellations of projects by third-parties, weaker than expected economic conditions, or if Oncor determines that a particular expenditure would not be prudent.

H.	Cybersecurity:

1.	Cybersecurity Expenditure. The Signatories agree that Oncor shall make minimum cybersecurity expenditures equal to a budget of $35 million over the five-year period beginning January 1, 2018, and ending December 31, 2022. Oncor shall work cooperatively with other Sempra entities with respect to cybersecurity issues.

I.	Affiliate Issues:

1.	Affiliate Asset Transfer. The Signatories agree that neither Oncor Holdings nor Oncor will transfer any material assets or facilities to any affiliates (other than Oncor Holdings, Oncor, and their subsidiaries, which are hereinafter referred to as the “ring-fenced entities”), other than a transfer that is on an arm’s-length basis consistent with the Commission’s affiliate standards applicable to Oncor, regardless of whether such affiliate standards would apply to the particular transaction.

2.	Arm’s-Length Relationship. The Signatories agree that each of the ring-fenced entities will maintain an arm’s-length relationship with Sempra or Sempra’s affiliates (other than the ring-fenced entities), or any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings, consistent with the Commission’s affiliate standards applicable to Oncor. The Signatories agree that Sempra will provide the Commission access to the books and records of Sempra or Sempra affiliates as necessary to facilitate Commission audit or review of any affiliate transactions as between Oncor and Sempra or Sempra affiliates, consistent with PURA § 14.154.

3.	Separate Books and Records. The Signatories agree that each of the ring-fenced entities will maintain accurate, appropriate, and detailed books, financial records and accounts, including checking and other bank accounts, and custodial and other securities safekeeping accounts that are separate and distinct from those of any other entity.

4.	FERC Preemption. The Signatories agree that neither Oncor nor Sempra nor Sempra’s affiliates will assert before the Commission or a Texas court of competent jurisdiction that the Commission is preempted pursuant to the Federal Power Act (e.g., under a FERC tariff) from making a determination regarding the cost recovery of affiliate costs sought to be allocated to Oncor.

J.	Additional Agreements:

1.	Holding Company. The Signatories agree that Oncor Holdings will be retained between Sempra and Oncor.

2.	Continued Ownership. The Signatories agree that Sempra will hold indirectly at least 51% of Oncor and Oncor Holdings’ total outstanding membership interests, including any minority interests, for a period of no less than five years after the closing date of the Transaction, unless specifically authorized by the Commission.

3.	Compliance Report. The Signatories agree that for a period of five years after the closing date of the Transaction, Oncor will make annual reports to the Commission regarding its compliance with the terms stated in this Stipulation.

4.	Name/Logo. The Signatories agree that Sempra will maintain a name and logo for Oncor that is separate and distinct from the names of Sempra’s REP and wholesale generation companies or any other current or future Texas competitive affiliate, if any. Any Sempra REP, wholesale generation company, or any other current or future Texas competitive affiliate will not use the Oncor name, trademark, brand, logo, or any other brand identifying features; nor will Oncor engage in joint marketing, advertising, or promotional efforts with any Sempra REP, wholesale generation company, or any other current or future Texas competitive affiliate, in a manner that is inconsistent with the Public Utility Regulatory Act and the Commission’s affiliate rules.

5.	Headquarters/Management. The Signatories agree that Oncor will maintain its separate headquarters and management in Dallas, Texas. Local management will remain the primary point of contact on all regulatory and operational matters. Oncor will maintain its current level of management and operations in Texas. Oncor shall not move the location of or change reporting relationships of Oncor executives, or materially alter Texas staff responsibilities for functions Oncor now performs in Texas, except as approved by the Commission.

6.	Oncor Senior Management Succession Plan. The Signatories agree that, effective no later than the closing of the Transaction, Robert S. Shapard will assume the role of Executive Chairman or Chairman of the Oncor Board, and E. Allen Nye, Jr. will assume the role of Chief Executive Officer of Oncor.

7.	Texas Utility. The Signatories agree that Oncor will continue to operate solely within the state of Texas as a public utility subject to the continuing jurisdiction of the Commission.

8.	Reliability. The Signatories agree that for purposes of Substantive Rule 25.52, system average interruption duration index (“SAIDI”) and system average interruption frequency index (“SAIFI”) standards should be calculated for Oncor’s current service area based on Oncor’s forced interruption performance for years 2014, 2015, and 2016, which correspond to three-year averages of 0.87667 for SAIFI and 86.53667 for SAIDI, and should be in compliance with Ordering Paragraph No. 13 of the Commission’s final order in Docket No. 47469, Joint Report and Application of Sharyland Utilities, L.P., Sharyland Distribution & Transmission Services, L.L.C, and Oncor Electric Delivery Company LLC for Transfer of Facilities, Transfer of Rights under and Amendment of Certificates of Convenience and Necessity, and for Other Regulatory Approvals. These standards should go into effect starting with the calendar year 2018.

9.	Reports of SAIDI and SAIFI to Commission. The Signatories agree that Oncor will report its actual system-level SAIDI and SAIFI statistics to the Commission in its Quarterly Performance Reports and yearly Service Quality Reports filed pursuant to 16 Tex. Admin Code (“TAC”) § 25.81.

10.	Transaction Costs. The Signatories agree that none of the transaction costs will be borne by Oncor’s customers, nor will Oncor seek to include transaction costs in rates. For purposes of this agreement, “Transaction Costs” are those incremental costs paid to advance or consummate the Transaction. Examples of Transaction Costs include, but are not limited to: Sempra employee time and expenses; Oncor change of control payments; any tax liability incurred as a result of the Transaction; certain executive severance costs related to the Transaction; and third-party costs, including bank advisors, external legal advisors, rating agencies, and expert witnesses and consultants in each case paid to advance or consummate the Transaction. Transaction Costs do not include Oncor employee time.

11.	Transition Costs. The Signatories agree that no Sempra employee time and expenses, third party costs, fees, expenses or costs of the transition (“Transition Costs”) will be borne by Oncor’s customers, nor will Oncor seek to include Transition Costs in rates. Transition Costs are those costs necessary to integrate the two companies, whether incurred before or after Day 1, including the one-time transition costs being incurred whether directly or indirectly through affiliate charges to transition Oncor to ownership by Sempra and to integrate Oncor’s operations and systems with those of Sempra. Provided, however, that Transition Costs do not include Oncor employee time, costs to achieve savings or synergies or costs that reflect reasonable and necessary costs in providing service to the public. “Costs to achieve” reflect reasonable and necessary amounts incurred to realize operating enhancements, efficiency gains, or costs reduction initiatives.

12.	Workforce. The Signatories agree that, for two years after closing, each current Oncor employee who is employed on the closing date will be provided: (a) a base salary or wage rate no less favorable than the base salary or wage rate provided to such employee immediately prior to the closing date; (b) aggregate incentive compensation opportunities that are substantially comparable in the aggregate to those provided to such employee immediately prior to the closing date; and (c) employee benefits that are substantially comparable in the aggregate to those provided to such employee immediately prior to the closing date. For two years after closing, Oncor will not implement any material involuntary workforce reductions (with respect to either field or corporate personnel) of Oncor employees.

13.	Collective Bargaining Agreements. The Signatories agree that, with respect to any Oncor employee whose terms and conditions of employment are covered by a collective bargaining agreement, the terms and conditions of such employment will continue to be governed by the terms of the applicable collective bargaining agreement, as may be modified from time to time.

14.	Code of Conduct. Oncor will file with the Commission for authority to amend and update its Code of Conduct to incorporate all applicable conditions and limitations on affiliate transactions required by this Stipulation. Oncor will conduct its activities in compliance with a proposed updated Code of Conduct that will govern interactions between Oncor and its Sempra affiliates and any entity with a direct or indirect ownership interest in Oncor or Oncor Holdings. The provisions of the updated Code of Conduct that address competitive affiliates will apply to Sempra Gas and Power Marketing and any other Sempra affiliate to the extent they provide services or sell products in a competitive energy-related market in Texas.

15.	Commission Jurisdiction. The Signatories agree that Oncor and Oncor Holdings will not own, operate, or construct capital assets outside of ERCOT without prior approval from the Commission or take any other action that would impair the Commission’s regulatory jurisdiction. Neither Oncor, Oncor Holdings, Sempra nor their respective affiliates will take any action that would subject ERCOT assets to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”); provided, however, that FERC continues to have jurisdiction under sections 210, 211, and 212 of the Federal Power Act (“FPA”) and may direct transmission and interconnection services over certain existing facilities outside of ERCOT; provided further that the existing reliability and critical infrastructure standards administered by the North American Electric Reliability Corporation (“NERC”), through delegation of authority from FERC, may affect the operations of assets that are deemed part of the bulk electric system. Sempra further commits that it will affirmatively support the preservation of the status quo of ERCOT jurisdictional authority, and it will in good faith support the efforts of Oncor to preserve and maintain the current state of ERCOT jurisdiction.

16.	Texas Reliability Entity. The Signatories agree that Oncor will not seek to have another NERC Regional Entity other than the Texas Reliability Entity serve as the lead regional entity responsible for monitoring Oncor’s activities and ensuring compliance with NERC Reliability Standards.

17.	Goodwill. The Signatories agree that any costs of goodwill of Sempra or its affiliates (including the pre-existing goodwill recognized by Oncor) will not be included in rate base, cost of capital, or operating expenses in future Oncor ratemaking proceedings. Write-downs or write-offs of goodwill will not be included in the calculation of net income for dividend or other distribution payment purposes.

18.	Pushdown Accounting. The Signatories agree that Sempra will not elect to apply pushdown accounting for the merger, i.e., the merger will have no impact on Oncor’s assets being acquired; and any incremental goodwill will not be allocated to, or recognized within, Oncor’s balance sheet.

19.

Tangible and Quantifiable Benefits. The Signatories agree that, at a minimum, Oncor will provide the following tangible and quantifiable benefits associated with the Transaction. Oncor will provide bill credits to electric delivery rates for ultimate credits to customers in an amount equal to 90% of any interest rate savings achieved until final rates are set in the next Oncor base rate case filed after Docket No. 46957. Savings will not be included in credits if already realized in rates. Interest Rate Savings refers to the improvement in Oncor’s borrowing costs post-close relative to those costs as of June 30, 2017 due to improvement in credit ratings and/or improvement in market spreads. The Signatories further agree that until final rates are set in the next Oncor base rate case after Docket No. 46957, Oncor will file a report with the Commission every six months detailing any interest rate savings determined by the amount of debt issued by Oncor by at least 0.15%

(amounts above 0.15% being based on actual interest rate savings by Oncor) and demonstrating a calculation of the credit. Sempra and Oncor agree to work in good faith with interested parties, including TXU Energy Retail Company LLC, Texas Energy Association for Marketers, Alliance for Retail Markets, and NRG Companies, to determine an acceptable method for implementation of any bill credit to effectuate this agreement, as approved by the Commission. At a minimum, Oncor shall provide REPs 45-day notice of the amount of any customer credits (e.g., for each customer class, the amount per kWh or per-customer credit that would apply) prior to the effective date of the credits and shall implement updated bill credits simultaneously with other changes in Oncor’s rates. In addition, one year after closing, Oncor will present a merger synergy savings analysis to the Commission and provide bill credits to electric rates for inclusion in customer bills in an amount equal to 90% of any synergy savings until final rates are set in the next Oncor base rate proceeding after Docket No. 46957, in which any total synergy savings shall be reflected in Oncor’s rates.

20.	LLC Agreements. The Commission’s final order shall be contingent on the Boards of Oncor Holdings and Oncor approving the amendments to their LLC Agreements to effect the provisions of this Stipulation. The proposed amendments to the Oncor Holdings LLC Agreement and Oncor LLC Agreement will be filed with the Commission. To the extent thereafter that any changes are sought to the amended LLC Agreements filed with the Commission that reflect in any manner whatsoever: (i) the governance structure of either Oncor or Oncor Holdings; (ii) the Ring Fence as reflected in the final order in this Docket No. 47675 including the provisions of this Stipulation adopted in such final order; (iii) the rights and interests of the Minority Member; and/or (iv) the rights and interests of the independent directors as they currently exist, such changes shall be approved in a manner consistent with the provisions of the LLC Agreements and by the Commission prior to the effectiveness of such changes.

21.	Competitive Shopping Platforms. The Signatories agree that neither Oncor nor Oncor’s subsidiaries will host or allow the Oncor name, trademark, brand, logo, or other identifying brand features to be used to promote a competitive retail electric shopping website.

22.	Equity. The Signatories agree that Sempra will make, as promptly as practicable and in no event later than 60 days after closing of the Transaction, its proportionate share of the aggregate equity investment in Oncor then required to achieve an equity to debt ratio to enable Oncor to achieve a capital structure consisting of 42.50% equity and 57.50% long-term debt, as described in Finding of Fact 32 and Conclusion of Law 10 of the final Order in Docket No. 46957. The Signatories agree that Sempra will work in good faith with Oncor’s other members so that the Minority Member as promptly as practicable makes its proportionate share of the above aggregate equity investment.

23.	Minority Member. The Signatories agree that Sempra will not acquire the interest of the Minority Member (as that term is defined in the Oncor LLC Agreement) in Oncor at the closing of the Transaction.

24.	Rate Case Commitment. Except as may be otherwise ordered or required by the Commission, statute, or rule, Oncor agrees that it will not file a comprehensive base rate case within two years of a final order in this case.

25.	Modification of Commission Order. If Oncor and Sempra seek any modification to the Commission Order entered in this Docket 47675 prior to sixty (60) months after the date of the Final Order in Docket 47675, then in any such proceeding, Commission Staff may hire independent consultants selected by the Commission and paid for by Sempra. Sempra shall timely pay the reasonable costs of the services of such consultants as determined by the Commission. The amount that Sempra shall be responsible to pay shall not exceed $300,000 per proceeding. Sempra and Oncor agree that Oncor will not seek recovery of these costs.

26.	Reservation of Rights. The parties reserve their rights to take any positions in any future proceeding seeking to modify this Stipulation or the Commission Order entered in Docket 47675.

27.	Except as may be otherwise ordered by the Commission, the authority granted by the Commission in this case expires if the Transaction has not closed within 120 days of the date that the Commission approves this Transaction.

II.

The Signatories agree that the terms of this Stipulation are fair, reasonable, and in the public interest. The Signatories further stipulate to the facts contained in the proposed Order attached hereto as Attachment 1 and will take all reasonable efforts to obtain the prompt adoption of an order by the Commission consistent with Attachment 1 to this Stipulation. The Signatories further agree to support and defend the terms of this Stipulation as set forth herein.

III.

This Stipulation has been drafted by all Signatories and is the result of negotiation, compromise, settlement, and accommodation. The Signatories agree that the terms and conditions herein are interdependent. The various provisions of this Stipulation are not severable. None of the provisions of this Stipulation shall become fully operative unless the Commission shall have entered a final order approving this Stipulation consistent with the proposed Order. If the Commission does not accept this Stipulation as presented, or issues an order inconsistent with the terms of this Stipulation or the proposed Order, the Signatories agree that any Signatory adversely affected by that alteration has the right to withdraw from this Stipulation, thereby becoming released from its obligations arising hereunder, and to proceed as otherwise permitted by law to exercise all rights available under the law. The right to withdraw must be exercised by providing the other Signatories written notice within 20 calendar days of the date the Commission order acting on this Stipulation is filed. Failure to provide such notice within the specified time period shall constitute a waiver of the right to withdraw and acceptance of the changes to this Stipulation made by the Commission.

IV.

This Stipulation is binding on each of the Signatories only for the purpose of settling the issues as set forth herein and for no other purposes. The matters resolved herein are resolved on the basis of a compromise and settlement. Except to the extent that this Stipulation expressly governs a Signatory’s rights and obligations for future periods, this Stipulation shall not be binding or precedential on a Signatory outside of this proceeding except for a proceeding to enforce the terms of this Stipulation. The Signatories agree that a Signatory’s support of the resolution of this docket in accordance with this Stipulation may differ from its position or testimony regarding contested issues of law, policy, or fact in other proceedings before the Commission or other forum. Because this is a Stipulation, a Signatory is under no obligation to take the same position as set out in this Stipulation in other proceedings not referenced in this Stipulation whether those dockets present the same or a different set of circumstances. Notwithstanding any other provision herein, a Signatory’s agreement to entry of a final order of the Commission consistent with this Stipulation should not be regarded as an agreement to the appropriateness or correctness of any assumptions, methodology, or legal or regulatory principle that may have been employed in reaching this Stipulation.

V.

This Stipulation contains the entire agreement among the Signatories. Moreover, this Stipulation supersedes all other written and oral exchanges or negotiations among the Signatories or their representatives with regard to the subjects contained herein. The Signatories hereby waive the right to an evidentiary hearing in this proceeding and waive cross-examination of all witnesses.

VI.

Each person executing this Stipulation represents that he or she is authorized to sign this Stipulation on behalf of the party represented. Facsimile or emailed copies of signatures are valid for purposes of evidencing this Stipulation, which may be executed in multiple counterparts.

VII.

WHEREFORE, PREMISES CONSIDERED, the Signatories respectfully request that this Honorable Commission enter an order consistent with the terms of this Stipulation.

AGREED:

ONCOR ELECTRIC DELIVERY COMPANY LLC

BY:	/s/ E. Allen Nye, Jr.
E. Allen Nye, Jr.
Senior Vice President, General Counsel and Secretary
Oncor Electric Delivery Company LLC
1616 Woodall Rodgers Freeway
Dallas, Texas 75202
allen.nye@oncor.com

BY:	/s/ Matthew C. Henry
Matthew C. Henry
State Bar No. 00790870
Vinson & Elkins LLP
2001 Ross Avenue
Suite 3700
Dallas, Texas 75201
214.220.7726
214.220.7716 (fax)
mhenry@velaw.com

SEMPRA ENERGY

BY:	/s/ Dennis V. Arriola
Dennis V. Arriola
Executive Vice President – Corporate Strategy & External Affairs
Sempra Energy
488 8th Avenue
HQ16E
San Diego, CA 92101
619.696.4888
DArriola@sempra.com

STAFF OF THE PUBLIC UTILITY COMMISSION OF TEXAS

BY:	/s/ Brian H. Lloyd
Brian H. Lloyd
Executive Director

BY:	/s/ Margaret Uhlig Pemberton
Margaret Uhlig Pemberton
Division Director, Legal Services

OFFICE OF THE PUBLIC UTILITY COUNSEL

BY:	/s/ Laurie Barker
Laurie Barker
Special Counsel

TEXAS INDUSTRIAL ENERGY CONSUMERS

BY:	/s/ Phillip Oldham

STEERING COMMITTEE OF CITIES SERVED BY ONCOR

BY:	/s/ Geoffrey M. Gay